Exhibit 14.1
                           MEDISCIENCE CODE OF ETHICS

Purpose: written standards designed to avert wrongdoing, while promoting honesty and ethical conduct at all times relevant to the best interests of our shareholders and the investment public.

At all times....

         1. Ethical management of any actual or apparent conflicts of interest between any personal and professional relationships of our Officers

         2. *Complete/fair/accurate/timely/lucid disclosure in all reports and documents filed with or submitted to the SEC and all public communications *All public communications will be both 8-K filings and posted on the company web site:
                  MEDISCIENCETECH.com
         3. Full compliance with applicable state and federal laws, rules, and regulations

         4. Prompt internal reporting to the appropriate party of any infraction; holding accountable, all responsible parties for breach of the Code of Ethics.

As required under present SEC guidelines, any change to or a waiver of the above code of ethics will be reported within 5 business days either on an 8-K filing or a posting of notice on the company's web site MEDISCIENCETECH.com.